Exhibit 99.1

Seelos Therapeutics Raises $20 Million in Private Placement of Senior Secured Convertible Note

- Agreement Includes the Option of up to an Additional $30 Million of Funding Contingent on Achievement of Certain Milestones

NEW YORK, Nov 24, 2021 /PRNewswire/ -- Seelos Therapeutics, Inc. (Nasdaq: SEEL), a clinical-stage biopharmaceutical company focused on the development of therapies for central nervous system disorders and rare diseases, today announced the placement of a $22.0 million senior secured convertible note (the “Note”) and shares of Seelos common stock (the “Closing Shares”) to Lind Global Asset Management V, LLC, managed by The Lind Partners, a New York institutional fund manager and an existing investor in Seelos. Seelos will receive $20.0 million in gross proceeds.

Seelos intends to use the proceeds for general corporate purposes and to advance the development of its product candidates.

“2021 has been a volatile year for the biotech sector and this financial commitment from the team at Lind further strengthens our balance sheet and provides for additional future funding,” said Raj Mehra, Ph.D., Chairman and CEO of Seelos. “The team at Lind has been a terrific partner for us and their creative and innovative funding solutions are thoughtfully and strategically designed to fit the needs of their partners. We are proud to once again work together, and we look forward to the continued execution of our ongoing and future studies.”

The following are some of the key features of the Note:

•         36-month maturity with a 0% coupon for the first year

•         After the first anniversary, the Note shall bear interest at an annual rate of 5% per annum and interest payments will be required monthly thereafter

•         Repayment of principal in 24 monthly payments beginning in November 2022 equal to the then-outstanding principal amount of the Note, divided by the number of months remaining until the Note’s maturity date

•         Any principal and interest repayments may be made, at the Company’s sole discretion, in cash, common stock, or a combination of both

•         Starting 9 months after the date of issuance of the Note, convertible at Lind’s option into shares of Seelos common stock at a fixed conversion price of $6.00 per share

•         Seelos has the right to prepay (i) up to 66 2/3% of the outstanding principal amount of the Note prior to the nine-month anniversary of the issuance date of the Note, and (ii) up to the entire outstanding principal amount of the Note on or after the nine-month anniversary (or, if Seelos prepays any amount of the Note during the first nine months, the 12 month anniversary) of the issuance date of the Note, subject to Lind’s right to convert a portion of the Note at $6.00 per share in certain circumstances

•         The agreement includes up to an additional $30.0 million of funding in senior secured convertible notes based on achievement of certain future milestones, which may be either at the option of Seelos or with the mutual agreement of Seelos and Lind depending on the milestone

“Lind is once again pleased to increase our investment in Seelos to help fund multiple registrational studies,” said Phillip Valliere, Managing Director at The Lind Partners. “Raj and the Seelos team have continued to execute at a very high level since our initial funding last December and we are glad to re-invest to fund further development of their pipeline.”

The Note and the Closing Shares were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the Note, have not been registered under the Act or applicable state securities laws. Accordingly, the Note, the Closing Shares and the underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About The Lind Partners

The Lind Partners manages institutional funds that are leaders in providing growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind’s funds make direct investments ranging from US$1 to US$30 million, invest in syndicated equity offerings and selectively buy on market. Having completed more than 100 direct investments totaling over US$1 Billion in transaction value, Lind’s funds have been flexible and supportive capital partners to investee companies since 2011.

About Seelos Therapeutics

Seelos Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development and advancement of novel therapeutics to address unmet medical needs for the benefit of patients with central nervous system (CNS) disorders and other rare disorders. The Company's robust portfolio includes several late-stage clinical assets targeting psychiatric and movement disorders, including orphan diseases. Seelos is based in New York, New York. For more information, please visit our website: http://seelostherapeutics.com, the content of which is not incorporated herein by reference.

Forward Looking Statements

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, among others, those related to Seelos’ expectations on the anticipated use of proceeds from the financing and the additional potential $30.0 million of funding and achievement of milestones thereunder. These statements are based on Seelos' current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated with Seelos' business and plans described herein include, but are not limited to, the risks associated with the implementation of Seelos’ business strategy, the risks related to raising capital to fund its development plans and ongoing operations, risks related to Seelos' current stock price and general market conditions, risks related to the global impact of COVID-19, as well as other factors expressed in Seelos' periodic filings with the U.S. Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws

Contact Information:

Anthony Marciano
Chief Communications Officer
Seelos Therapeutics, Inc. (Nasdaq: SEEL)
300 Park Avenue
New York, NY 10022
(646) 293-2136

anthony.marciano@seelostx.com

https://seelostherapeutics.com/

https://twitter.com/seelostx

https://www.linkedin.com/company/seelos